Exhibit 10.51
Libbey Inc.
2009 DIRECTOR DEFERRED COMPENSATION PLAN
PLAN DOCUMENT

Libbey Inc.
2009 DIRECTOR DEFERRED COMPENSATION PLAN
     The Libbey Inc. 2009 Director Deferred Compensation Plan (the “Plan”) is hereby adopted by Libbey Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Company”):
WITNESSETH:
     WHEREAS, the Company, in order to reward the Outside Directors (as defined below) of the Company, desires to provide the Outside Directors with the opportunity to defer compensation on a pre-tax basis through the Plan.
     NOW, THEREFORE, the Company hereby adopts the Plan, effective January 1, 2009, as more particularly described below:
ARTICLE 1
NAME AND PURPOSE
1.1.	Name. The name of the Plan shall be the Libbey Inc. 2009 Director Deferred Compensation Plan.

1.2.	Purpose. The purpose of the Plan is to reward the Outside Directors of the Company, as they have contributed to the Company’s success and are expected to contribute to the Company’s success in the future.

1.3.	Not a Funded Plan. It is the intention and purpose of the Company that the Plan shall be deemed to be “unfunded” for tax purposes. The Plan shall be administered in such a manner, notwithstanding any contrary provision of the Plan, in order that it will be so deemed and would be so described.
ARTICLE 2
DEFINITIONS
          Unless the context otherwise indicates, the following words have the following meanings wherever used in this plan document:
2.1.	Administrator. “Administrator” means such person or entity as is designated by the Board, and in absence of such designation, the Chief Executive Officer of the Company.

2.2.	Appeals Committee. “Appeals Committee” means the Nominating and Governance Committee of the Board or such other committee of the Board as has a similar function and is designated by the Board as the Appeals Committee.

2.3.	Beneficiary. “Beneficiary” means any person who receives, or is designated to receive, payment of any benefit under the terms of the Plan because of the participation of an Outside Director in the Plan.

2.4.	Benefit Commencement Date. “Benefit Commencement Date” means the first date as of which benefits are to be paid pursuant to the terms of the Plan.

2.5.	Benefit Payment. “Benefit Payment” means payment of the benefit as set forth in Article 6 or Article 7, as applicable.

2.6.	Board. “Board” means the board of directors of the Company.

2.7.	Change in Control. “Change in Control” means a “Change in Ownership,” “Change in Effective Control” or a “Change of Ownership of a Substantial Portion of Assets,” as defined in Code Section 409A and the regulations issued thereunder and summarized herein (“§409A”). A “Change in Ownership” occurs on the date that any one person or more than one person acting as a group (as defined in §409A) acquires ownership of Company stock in an amount that, when taken together with stock held by that person or group, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. A “Change in Effective Control” occurs on the date that either (a) any one person or more than one person acting as a group acquires (or has acquired during the period of twelve (12) consecutive months ending on the date of the most recent acquisition by such person or persons) ownership of Company stock possessing 30% or more of the total voting power of the Company’s stock; or (b) a majority of members of the Board is replaced during any period of twelve (12) consecutive months by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. A “Change of Ownership of a Substantial Portion of Assets” occurs on the date that any one person or more than one person acting as a group acquires (or has acquired during a period of twelve (12) consecutive months ending on the date of the most recent acquisition by that person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the Company’s assets immediately prior to the acquisition or acquisitions.

2.8.	Code. “Code” means the Internal Revenue Code of 1986 and any regulations or other pronouncements promulgated thereunder. Whenever a reference is made in this plan document to a specific Code section, that reference shall be deemed to include any successor Code section having the same or a similar purpose.

2.9.	Company. “Company” means Libbey Inc. and any successor company or business organization that assumes the duties and obligations of Libbey Inc. under the Plan.

2.10.	Deferral Amount. “Deferral Amount” means, for each Participant, Fees that in the absence of a Deferral Election would be payable to the Participant on a Deferral Date and that the Participant has elected to defer pursuant to a Deferral Election.

2.11.	Deferral Date. “Deferral Date” means the date on which the Fees that are subject to a Deferral Election would have been paid in the absence of the Deferral Election.

2.12.	Deferral Election. “Deferral Election” means an election made by a Participant pursuant to Article 4 of this Plan.

2.13.	Director. “Director” means a member of the Board of the Company.

2.14.	Disability. A Participant shall be considered to have a “Disability” if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

2.15.	Effective Date. “Effective Date” means January 1, 2009, the date on which the Plan becomes effective.

2.16.	Equity Compensation. “Equity Compensation” means shares of the Company’s common stock.

2.17.	Fees. “Fees” means cash and/or Equity Compensation (whether paid as retainers, meeting fees, fees for special service or otherwise) received by a Director of the Company for services rendered as a member of the Company’s Board.

2.18.	Measurement Funds. “Measurement Funds” means the hypothetical investments in which the Participant’s Deferral Account may be deemed to be invested; the particular Measurement Funds into which the Participant has elected to defer his or her fees will be used to value his or her Deferral Account.

2.19.	Outside Director. “Outside Director” means a member of the Board who is not an employee of the Company.

2.20.	Participant. “Participant” means any eligible Outside Director who is designated by the Board as eligible to participate in the Plan.

2.21.	Participant Access System. “Participant Access System” means the online administration system that provides Participants with the ability to make various elections with respect to their Plan participation and with continual access to important Plan information.

2.22.	Plan. “Plan” means the Libbey Inc. 2009 Director Deferred Compensation Plan, as it may be later amended.

2.23.	Plan Year. “Plan Year” means a period of twelve (12) consecutive months ending on December 31 in each calendar year.

2.24.	Separation from Service: “Separation from Service” means the date on which the Director incurs a “separation from service” within the meaning of the Code.

2.25.	Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or a dependent of the Participant, (b) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Amounts distributed upon the occurrence of an Unforeseeable Emergency may not exceed the amounts necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payment, after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the

Participant’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan.
ARTICLE 3
ELIGIBILITY AND PARTICIPATION
3.1.	Eligibility. Each Outside Director is eligible to participate in the Plan effective on the later to occur of (a) the Effective Date of the Plan or (b) the date on which the Outside Director is first elected to the Board as an Outside Director.

3.2.	Participation. Each Outside Director shall become a Participant on or as of the date on which the Outside Director is eligible to participate in the Plan. The Outside Director shall remain a Participant until the earlier of (a) the date of his or her Separation from Service, or (b) the cessation of eligible status pursuant to Section 3.3.

3.3.	Cessation of Participation Initiated by the Board. If the Board determines, in its sole discretion, that a Participant is not, or may not be, an active Outside Director of the Company, then the Board may, in its sole discretion, terminate the Participant’s participation in the Plan effective with the Plan Year commencing after the Plan Year in which the Board makes that determination. In the event of termination of participation:
(a)	The Participant shall no longer have additional amounts credited to his or her Deferral Account; and

(b)	With respect to a Participant whose Plan participation is terminated on or after the Effective Date, no Benefit Payments shall be made to the Participant other than pursuant to Article 6 and Article 7.
ARTICLE 4
DEFERRAL ACCOUNT
4.1.	Deferral Elections. A Participant may make, in accordance with Sections 4.2 through 4.5 below, certain elections with respect to the deferral of Fees. If a Participant properly makes a Deferral Election under the Plan for a Plan Year, then the Company shall retain a portion of the Fees that otherwise would be paid to the Participant by the Company and shall credit that portion of the Participant’s Fees to the Participant’s Deferral Account pursuant to Section 4.8.

4.2.	Fee Deferral. With respect to each Plan Year, a Participant may elect to defer a portion of Fees by making a Deferral Election via the Participant Access System or in writing, as required by the Administrator. A Participant’s Deferral Election shall specify a stated percentage or dollar amount of the Participant’s Fees that shall not exceed one hundred percent (100%) of the Participant’s Fees. The amount so elected under the Deferral Election shall be credited to the Participant’s Deferral Account.

4.3.	General Deferral Election Rules. A Participant’s Deferral Election as to Fees shall be irrevocable during the Plan Year for which it is made.

4.4.	Specific Deferral Election Rules. The following rules govern all Participant Deferral Elections under the Plan:
(a)	A Participant must complete a Deferral Election as to Fees prior to the first day of the Plan Year for which the Fees may be earned, or such earlier deadline as the Administrator, in its sole discretion, may establish. No Deferral Election shall be effective with respect to Fees earned before the first day of the Plan Year commencing after the date on which the applicable Deferral Election is submitted to the Administrator.

(b)	If a Participant first becomes eligible to participate in the Plan after the first day of any Plan Year, the Participant must, in order to participate for the Plan Year, complete, either in writing or via the Participant Access System, a Deferral Election within thirty (30) days after he or she first becomes eligible to participate in the Plan, or within such other earlier deadline as the Administrator, in its sole discretion, may establish. The Deferral Election shall apply to Fees for services rendered after the date of election. The Deferral Election shall become irrevocable upon the end of the thirty (30) day period. The determination of whether a Participant may file a distribution election under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treasury Regulation Section 1.409A-2(a)(7).

(c)	The Administrator shall process each Participant’s Deferral Election as soon as administratively practicable after the Deferral Election is submitted and accepted by the Administrator.

(d)	No Deferral Election shall be effective with respect to Fees paid before the satisfactory completion of the requirements described in this Section 4.4 and any other requirements the Administrator determines are necessary.

(e)	A Participant’s Deferral Election under this Plan shall be terminated to the extent the Administrator determines, in its sole discretion, that the termination of the Participant’s Deferral Election is required due to an Unforeseeable Emergency. If the Administrator, in its sole discretion, determines that a termination of the Participant’s deferral is required due to an Unforeseeable Emergency, the Participant’s deferrals shall be terminated as soon as administratively practicable following the date on which the determination is made.
4.5.	“Evergreen” Election. A Deferral Election made in one calendar year with respect to Fees payable for service rendered in the succeeding calendar year shall be deemed renewed automatically with respect to Fees payable for service rendered in each subsequent calendar year during which the Participant renders service to the Company as an Outside Director. However:
(a)	Each renewal of the Deferral Election according to this Section 4.5 shall be deemed a separate Deferral Election, the terms of which are identical to the original Deferral Election;

(b)	In lieu of automatically renewing a Deferral Election, the Participant may make a separate written Deferral Election, pursuant to Sections 4.2 through 4.4 above,

with respect to Fees payable for service rendered in the subsequent calendar year.
4.6.	Establishment of Deferral Accounts. The Administrator or designated representative shall establish a Deferral Account (or multiple Deferral Accounts, which shall be referred to in this Plan in the aggregate as “Deferral Account”) in the name of each Participant on its books and records. All amounts credited to the Deferral Account of any Participant or Beneficiary shall constitute a general, unsecured liability of the Company.

4.7.	Crediting of Deferral Amounts. Amounts shall be credited to the Participant’s Deferral Account as of the date on which the Fees otherwise would have been paid to the Participant absent the Deferral Election.

4.8.	Adjustment of Deferral Account. The Deferral Account shall be adjusted for earnings (including, in the case of phantom stock of the Company, dividend equivalents), gains and losses as if the Deferral Account held actual assets and the assets were invested in Measurement Funds in accordance with Section 4.9. The value of each Participant’s Deferral Account shall be determinable on a daily basis in accordance with, and in the order of, the following:
(a)	Beginning Balance. The balance at the beginning of the day, which equals the Ending Balance (as described below) as of the end of the most recent business day.

(b)	Sub-Ending Balance. The Beginning Balance, plus applicable Deferral Amounts, less any Benefit Payments and forfeitures, in each case that are made on or occur as of that date.

(c)	Investment Earnings. Investment earnings (including, in the case of phantom stock of the Company, dividend equivalents), gains and losses determined pursuant to this Section will be credited to each Participant’s Deferral Account as of each business day.

(d)	Ending Balance. The Sub-Ending Balance plus Investment Earnings.
4.9.	Measurement Funds. The Company shall designate Measurement Funds for the valuation of each Participant’s Deferral Account as if the Deferral Account held actual assets. The Measurement Funds shall include a phantom stock fund deemed invested in the Company’s common stock and may include, among other types of funds, the following types of funds as determined by the Company:
(a)	mutual funds, including without limitation, equity funds, money market funds, fixed income funds and balanced funds,

(b)	any insurance company’s general account, or

(c)	any special account established and maintained by any insurance company.
The Company shall have the sole discretion to determine the number and nature of Measurement funds to be designated and may change or eliminate the Measurement Funds from time to time.

4.10.	Investment Allocations. Participants shall direct the allocation of their Deferral Account among the Measurement Funds designated by the Company as though the Deferral Account held actual assets. Any such directions of investment shall be subject to such rules as the Company and Administrator may prescribe, including, but not limited to, rules concerning the manner of providing investment directions and the frequency of changing investment directions. If a Participant does not direct the investment of any portion of a Participant’s Deferral Account, the undirected portion shall be deemed to be invested in the money market Measurement Fund. However, deferrals of Equity Compensation will be deemed to be allocated to the Libbey Inc. common stock Measurement Fund.
ARTICLE 5
VESTING
5.1.	Vesting of Deferral Account. A Participant shall always be one hundred percent (100%) vested in his or her Deferral Account.
ARTICLE 6
DISTRIBUTION ELECTIONS
6.1.	Distribution Elections, Generally. A Participant shall make a distribution election during the period established and in the manner specified by the Administrator, but in any event in accordance with Section 6.2. An election that is not timely shall be considered void and shall have no effect. The Administrator may modify the method by which an election may be made prior to the date the election becomes irrevocable under the rules of Section 6.2.

6.2.	Timing Requirements for Elections.
(a)	Generally. A Participant may make a distribution election no later than December 31 of the year prior to the year in which Fees subject to the election are earned or such earlier time as the Administrator may designate in its sole discretion. Once made, an election shall become irrevocable effective as of the first day of the Plan Year to which the election relates.

(b)	Newly Eligible Participant. In case of the first year in which an Outside Director becomes eligible to participate in the Plan, he or she may make an initial distribution election by submitting an election within thirty (30) days after the date the Outside Director becomes eligible to participate in the Plan or such earlier time as the Administrator may designate, with respect to a deferral for services to be performed after the election. The election shall become irrevocable upon the end of the thirty (30) day period. The determination of whether a Participant may file a distribution election under this paragraph shall be made in accordance with the rules of Code Section 409A, including the provisions of Treasury Regulation Section 1.409A-2(a)(7).
6.3.	Subsequent Election Changes. A Participant may make a subsequent election to change the timing or form of Benefit Payments for amounts that are subject to an irrevocable distribution election by appropriate notice submitted to the Administrator. Any such modified election must adhere to the following requirements:
(a)	The election may not take effect until at least twelve (12) months after the date on which the election is made;

(b)	The first Benefit Payment (other than due to death, Disability or Unforeseeable Emergency) with respect to the election must be deferred for a period of not less than five (5) years from the date on which the Benefit Payment would otherwise have been made; and

(c)	The election may not be made less than twelve (12) months prior to any specific or fixed Benefit Payment date required by the prior election.
The election that the Administrator most recently has accepted and that has become effective shall govern the payout of any benefit.
ARTICLE 7
BENEFIT PAYMENT EVENTS
7.1.	Timing of Distribution. Except as otherwise provided in Section 7.8, distribution of a Participant’s Deferral Account shall be made in accordance with the following:
(a)	The Benefit Commencement Date elected by a Participant under Section 7.2 with respect to an In-Service Payout;

(b)	The date set forth in Section 7.4 with respect to a Participant’s Separation from Service;

(c)	The date set forth in Section 7.5 with respect to a Participant’s death;

(d)	The date set forth in Section 7.6 with respect to the Participant’s Disability; or

(e)	The date set forth in Section 7.7 with respect to a Change in Control.
7.2.	In-Service Payout. A Participant may irrevocably elect, in his or her election, to receive a specified percentage, or dollar amount, of his or her Deferral Account as of a specific Benefit Commencement Date, which may be any date prior to Separation from Service. The distribution shall be paid or begin to be paid as soon as administratively feasible following the specified Benefit Commencement Date but not later than thirty (30) days following the specified date. Any remaining Deferral Account balance shall be distributed upon the earliest to occur of the events described in Sections 7.4, 7.5, 7.6, or 7.7.

7.3.	Intentionally Omitted.

7.4.	Separation from Service. Upon a Participant’s Separation from Service for any reason other than death or Disability, the Participant’s Deferral Account shall be paid ina lump sum within sixty (60) days following the date of the Separation from Service. Notwithstanding the foregoing, if the Company has publicly-traded stock, distributions made to “specified employees” (within the meaning of Section 409A of the Code and determined pursuant to policies adopted by the Company) upon Separation from Service shall be paid or begin to be paid no earlier than the first day of the seventh month following the separation unless the Participant dies during the six-month period, in which case Section 7.5 shall apply.

7.5.	Death. Upon the Participant’s death, the Administrator shall pay to the Participant’s Beneficiary a benefit equal to the remaining balance in the Participant’s Deferral Account. The payment shall be made in the form of a lump sum within 60 days following the Participant’s death.

7.6.	Disability. A Participant who suffers a Disability shall receive the balance in his or her Deferral Account in a lump sum on the first day of the month following the Participant’s Disability, regardless of whether the Participant is a specified employee.

7.7.	Change in Control. Notwithstanding any Plan provision to the contrary, upon a Change in Control, a Participant’s entire Deferral Account balance (calculated as of the close of business on the day the Change in Control is deemed to have occurred, as determined by the Administrator in its sole discretion) shall be paid in a single lump sum.

7.8.	Hardship Withdrawal. If the Administrator, upon application of a Participant, determines that the Participant has suffered an Unforeseeable Emergency, the Company shall pay to the Participant the portion of the Participant’s Deferral Account balance necessary to satisfy the emergency. The payment shall be made in a lump sum within 60 days after the Administrator has approved the Participant’s request.

7.9.	Discretion to Accelerate Payment. Except as otherwise expressly provided, the Company shall have the discretion to accelerate payment of a Participant’s Deferral Account to the extent permitted pursuant to Treasury Regulation Section 1.409A-3(j)(4).

7.10.	Correction of Amounts Payable. Notwithstanding anything contained in this Article 7 to the contrary, if, after a Participant’s Separation from Service, the Deferral Account balance that would have been payable under the Plan is subject to any deduction, change, offset or correction, then the amount payable to the Participant or Beneficiary shall be adjusted to reflect any such deduction, change, offset or correction, to the extent permitted by Section 409A of the Code.

7.11.	Payment in Cash or Stock. When distributed, deferred Equity Compensation (and earnings thereon) will be distributed in the form of shares of Libbey Inc. common stock, unless Libbey Inc. common stock is not publicly traded at the date of distribution. In that event, deferred Equity Compensation (and earnings thereon) will be distributed in cash. Deferred cash compensation (and earnings thereon) will be distributed in cash even if allocated to the Libbey Inc. common stock measurement fund.

7.12.	Payment Provision. If a Participant or Beneficiary is to receive or commence benefits within a specified number of days following a specified event, the Participant or Beneficiary will not have the right to designate the taxable year of payment.

ARTICLE 8
BENEFICIARIES
8.1.	Automatic Beneficiary. Unless a Participant has designated a Beneficiary in accordance with the provisions of Section 8.2 and the Beneficiary has survived the Participant, the Beneficiary shall be deemed to be the Participant’s spouse or, if there is no surviving spouse, then the Participant’s estate.

8.2.	Designated Beneficiary or Beneficiaries. A Participant may, using a form provided by the Administrator, designate the Beneficiary or Beneficiaries to receive any benefit payable under Section 7.5. Each designation shall revoke all prior designations by the Participant and shall be effective only when filed by the Participant during his/her lifetime with the Administrator. Any ambiguity in a Beneficiary designation shall be resolved by the Administrator.
ARTICLE 9
RIGHTS OF PARTICIPANTS AND BENEFICIARIES
9.1.	Creditor Status of Participant and Beneficiary. The Plan constitutes the unfunded, unsecured promise of the Company to make Benefit Payments to each Participant and Beneficiary in the future and shall be a liability solely against the general assets of the Company. The Company shall not be required to segregate, set aside or escrow any amounts for the benefit of any Participant or Beneficiary. Each Participant and Beneficiary shall have the status of a general unsecured creditor of the Company and may look only to the Company and their general assets for Benefit Payments under the Plan.

9.2.	Rights with Respect to Trust. Any trust and any assets held by any trust to assist the Company in meeting in its obligations under the Plan shall in no way be deemed to contradict the provisions of Section 9.1.

9.3.	Investments. In its sole discretion, the Company may acquire insurance policies, annuities or other financial vehicles for the purpose of providing future assets of the Company to meet its anticipated liabilities under the Plan. The policies, annuities or other investments shall at all times be and remain unrestricted general property and assets of the Company or property of a trust. Participants and Beneficiaries shall have no rights, other than as general creditors, with respect to the policies, annuities or other acquired assets.
ARTICLE 10
TRUST
10.1.	Establishment of Trust. Notwithstanding any other provision or interpretation of the Plan, the Company may establish a trust in which to hold cash, insurance policies or other assets to be used to make, or reimburse the Company for, as applicable, Benefit Payments to the Participants or Beneficiaries. Any trust assets shall at all times remain subject to the claims of general creditors of the Company in the event of their insolvency as more fully described in the trust.

10.2.	Obligations of the Company. Notwithstanding the fact that a trust may be established under Section 10.1, the Company shall remain liable for paying the benefits under the Plan. However, any Benefit Payments to a Participant or a Beneficiary made by the trust shall satisfy the Company’s obligation to make the Benefit Payments to that person.

10.3.	Trust Terms. A trust established under Section 10.1 may be revocable by the Company. However, the trust may become irrevocable in accordance with its terms in the event of a Change in Control. The trust may contain such other terms and conditions as the Company may determine to be necessary or desirable. The Company may terminate or amend a trust established under Section 10.1 at any time and in any manner it deems necessary or desirable, subject to the second sentence of this Section 10.3 and the terms of any agreement under which any such trust is established or maintained.
ARTICLE 11
CLAIMS PROCEDURE
11.1.	Claim for Benefits. Any claim for benefits under the Plan shall be made in writing to the Administrator in the manner reasonably prescribed by the Administrator. The Administrator shall process each claim and determine entitlement benefits within thirty (30) days following the receipt of a completed application for benefits, unless special circumstances require an extension of time for processing the claim. If an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial thirty (30) day period. In no event shall the extension exceed a period of thirty (30) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date as of which the Administrator expects to render the final decision.

11.2.	Denial of a Claim. If a claim is wholly or partially denied by the Administrator, the Administrator shall notify the claimant of the denial of the claim in writing delivered in person or mailed by first class mail to the claimant’s last known address. The notice of denial shall contain:
(a)	the specific reason or reasons for denial of the claim,

(b)	a reference to the relevant Plan provisions upon which the denial is based,

(c)	a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why the material or information is necessary and

(d)	an explanation of the Plan’s claim review procedure.
If no notice of denial is provided, and if the claim has not been granted within the time specified above for approval of the claim, the claim shall be deemed denied and subject to review as described below. The interpretations, determinations and decisions of the Administrator shall be final and binding upon all persons with respect to any right, benefit and privilege hereunder, subject to the review procedures set forth in this Article 11.
11.3.	Request for Review of a Denial of a Claim for Benefits. Any claimant or authorized representative of the claimant whose claim for benefits under the Plan has been denied or deemed denied, in whole or in part, by the Administrator may upon written notice delivered to the Appeals Committee request a review by the Appeals Committee of the denial of Participant’s claim for benefits. The claimant shall have sixty (60) days from the date the claim is deemed denied, or sixty (60) days from receipt of the notice denying the claim, as the case may be, in which to request a review. The claimant’s notice must specify the relief requested and the reason the claimant believes the denial should be reversed.

11.4.	Appeals Procedure. The Appeals Committee is hereby authorized to review the facts and relevant documents, including the Plan document, to interpret the Plan and other relevant documents and to render a decision on the appeal of the claimant. The review may be made by written briefs submitted by the claimant and the Administrator or at a hearing, or by both, as shall be deemed necessary by the Appeals Committee. Upon receipt of a request for review, the Appeals Committee shall schedule a hearing to be held (subject to reasonable scheduling conflicts) not less than thirty (30) nor more than forty-five (45) days from the receipt of the request. The date and time of the hearing shall be designated by the Appeals Committee upon not less than fifteen (15) days notice to the claimant and the Administrator, unless both the claimant and the Administrator accept shorter notice. The notice shall specify that the claimant must indicate, in writing, and least five (5) days in advance of the time established for the hearing, claimant’s intention to appear at the appointed time and place, or the hearing automatically will be canceled. The reply shall specify any other persons who will accompany the claimant to the hearing, or the other persons will not be admitted to the hearing. The Appeals Committee shall make every effort to schedule the hearing on a day and at a time that is convenient to both the claimant and the Administrator. The hearing will be scheduled at the Company’s headquarters unless the Appeals Committee determines that another location would be more appropriate. The Company shall provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim for benefits and claimant may submit issues and comments in writing prior to or during the hearing.

11.5.	Decision Upon Review of Denial of Claim for Benefits. After the review has been completed, the Appeals Committee shall render a decision, in writing, and a copy shall be sent to both the claimant and the Administrator. In making its decision, the Appeals Committee shall have full power, authority and discretion to determine any and all questions of fact, resolve all questions of interpretation of this Plan document or related documents that may arise under any of the provisions of the Plan or the documents as to which no other provision for determination is made under this Plan document, and exercise all other powers and discretions necessary to be exercised under the terms of the Plan which the Appeals Committee is herein given or for which no contrary provision is made and to determine the right to benefits of, and the amount of benefits, if any, payable to any person in accordance with the provisions of the Plan. The Appeals Committee shall render a decision on the claim review promptly, but not more than sixty (60) days after the receipt of the claimant’s request for review, unless a hearing is held, in which case the sixty (60) day period shall be extended to thirty (30) days after the date of the hearing. The decision shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, shall contain specific references to the pertinent provisions of the Plan and related documents upon which the decision is based, and shall state that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits. The decision on review shall be furnished to the claimant within the appropriate time described above. If the decision on review is not furnished within that time, the claim shall be deemed denied on review at the end of that period. There shall be no further appeal from a decision rendered by the Appeals Committee. The decision of the Appeals Committee shall be final and binding in all respects on the Administrator, the Company and the claimant. Except as otherwise provided by law, the review procedures of this Article 11 shall be the claimant’s sole and exclusive remedy and shall be in lieu of all actions at law, in equity, pursuant to arbitration or otherwise.

11.6.	Appeals Committee. The fact that a person is a Participant shall not disqualify them from acting as a member of the Appeals Committee, nor shall any member of the Appeals Committee be disqualified from acting on any question because of Participant’s interest therein, except that no member of the Appeals Committee may act on any claim that the member has brought as a Participant or Beneficiary under the Plan. In the case of death, resignation or removal of any member of the Appeals Committee, the remaining members shall act until a successor-member shall be appointed by the Board. All communications to the Appeals Committee shall be addressed to the Secretary of the Company at the address of the Company.

11.7.	Operations of Appeals Committee. On all matters and questions, a decision of a majority of the members of the Appeals Committee shall govern and control. Meetings may be held in person or by telephonic or electronic means. In lieu of a meeting, decisions may be made by unanimous written consent. The Appeals Committee shall appoint one of its members to act as its Chairman and another member to act as Secretary. The terms of office of these members shall be determined by the Appeals Committee, and either or both of the Secretary or Chairman may be removed by the other members of the Appeals Committee for any reason that the other members may deem just and proper. The Secretary shall do all things directed by the Appeals Committee. Although the Appeals Committee shall act by decision of a majority of its members as above provided, nevertheless in the absence of written notice to the contrary, every person may deal with the Secretary and consider the Secretary’s acts as having been authorized by the Appeals Committee. Any notice served or demand made on the Secretary shall be deemed to have been served or made upon the Appeals Committee.
ARTICLE 12
ADMINISTRATION
12.1.	Appointment of Administrator. The Board shall appoint the Administrator, which shall be any person(s), corporation or partnership (including the Company itself) as the Board shall deem desirable in its sole discretion. The Administrator may be removed or resign upon thirty (30) days written notice or such lesser period of notice as is mutually agreeable. Unless the Board appoints another Administrator, the Company’s Chief Executive Officer shall be the Administrator.

12.2.	Powers and Duties of the Administrator. The Administrator shall determine any and all questions of fact, resolve all questions of interpretation of the Plan that may arise under any of the provisions of the Plan as to which no other provision for determination is made hereunder, and exercise all other powers and discretions necessary to be exercised under the terms of the Plan that the Administrator is herein given or for which no contrary provision is made. The Administrator shall have full power and discretion to interpret the Plan and related documents, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Participant, or other applicant, in accordance with the provisions of the Plan. Subject to the provisions of any claims procedure hereunder, the Administrator’s decision with respect to any matter shall be final and binding on all parties concerned, and neither the Administrator nor any of its directors, officers, employees or delegates nor, where applicable, the directors, officers or employees of any delegate, shall be liable in that regard except for gross abuse of the discretion given it and them under the terms of the Plan. All determinations of the Administrator shall be made in a uniform, consistent and nondiscriminatory manner with respect to all Participants and Beneficiaries in similar circumstances. The Administrator, from time to time, may designate one or more person or agents to carry out any or all of its duties hereunder.

12.3.	Engagement of Advisors. The Administrator may employ actuaries, attorneys, accountants, brokers, employee benefit consultants, and other specialists to render advice concerning any responsibility the Administrator or Appeals Committee has under the Plan. These persons may also be advisors to the Company.

12.4.	Payment of Costs and Expenses. The costs and expenses incurred in the administration of the Plan shall be paid in either of the following manners as determined by the Company in its sole discretion:
(a)	The expenses may be paid directly by the Company; or

(b)	The expenses may be paid out of the trust, if any (subject to any restriction contained in the trust or required by law).
The costs and expenses include those incident to the performance of the responsibilities of the Administrator or the Appeals Committee, including but not limited to, claims, administration fees and costs, fees of accountants, legal counsel and other specialists, bonding expenses, and other costs of administering the Plan. Notwithstanding the foregoing, in no event will any person serving in the capacity of Administrator or the Appeals Committee member be entitled to any compensation for his or her services.
ARTICLE 13
AMENDMENT AND TERMINATION
13.1.	Power to Amend or Terminate. Except as otherwise provided herein following a Change in Control, the Plan may be amended by the Board at any time, and may be terminated by the Board at any time, but no amendment, modification or termination shall reduce the amounts credited to the Deferral Account of any Participant, determined as of the date of the amendment, modification or termination. The amendment or termination shall be in writing. The Plan may not be amended (but may be terminated) during the two (2)-year period following a Change in Control, except that amendments may be made as required by law.
(a)	Effects of Plan Termination. If the Plan is terminated, then, on and after the effective date of the termination, all deferrals and allocations under the Plan shall cease and each Participant’s or Beneficiary’s Deferral Account shall be paid to him/her as required by Article 6 and Article 7. Alternatively, each Participant’s or Beneficiary’s Deferral Account shall be paid in a cash lump-sum provided that (i) the termination of the Plan does not occur proximate to a downturn in the financial health of the Company, (ii) the Board terminates all non-qualified deferred compensation arrangements of the same type (as defined in §409A) at the same time that the Plan is terminated; (iii) the Company makes no Benefit Payments to Participants and Beneficiaries for twelve (12) months after the Company takes all necessary action to terminate the Plan (except for amounts otherwise payable pursuant to Articles 6 and 7) but makes all payments within twenty-four (24) months after the Company takes all necessary action to terminate the Plan; and (iv) the Company adopts no new non-qualified deferred compensation arrangement of the same type for three (3) years after the Company takes all necessary action to terminate the Plan.
13.2.	No Liability for Plan Amendment or Termination. None of the Company, any officer or any Board member shall have any liability as a result of the amendment or termination of the Plan. Without limiting the generality of the foregoing, the Company shall have no liability for terminating the Plan even if a Participant may have expected to have future allocations made on Participant’s behalf had the Plan remained in effect.
ARTICLE 14
MISCELLANEOUS
14.1.	Non-Alienation. Except as provided in Section 14.2, no benefits or amounts credited to any Deferral Account shall be subject in any manner to be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, attached, garnished or charged in any manner (either at law or in equity), and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, garnish or charge the same shall be void; nor shall any such benefits or amounts in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to the benefits or amounts as are herein provided to the Participant.

14.2.	Domestic Relations Order. If a court order is issued to the Company that is intended to divide a Participant’s Deferral Account between the Participant and his/her spouse, the order shall be applied by the Company if it clearly specifies the manner for determining a former spouse’s share of the Participant’s Deferral Account, and it does not provide for payment to the former spouse prior to the time the Participant or his/her Beneficiary is eligible for payment. Payment pursuant to the order shall reduce the Participant’s Deferral Account.

14.3.	Tax Withholding. The Company may withhold from a Participant’s compensation or any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code or the Social Security Act or any state or local income or employment tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

14.4.	Incapacity. If the Administrator determines that any Participant or other person entitled to payments under the Plan is incompetent by reason of physical or mental disability and consequently is unable to give a valid receipt for payments made hereunder, or is a minor, the Administrator may order the payments coming due to that person to be made to another person for the Participant’s benefit, without responsibility on the part of the Administrator to follow the application of amounts so paid. Payments made pursuant to this Section shall completely discharge the Administrator, the Company and the Appeals Committee with respect to those payments.

14.5.	Administrative Forms. All applications, elections and designations in connection with the Plan made by a Participant or other person shall become effective only when duly executed on forms or via the Plan’s Participant Access System as provided by the Administrator and filed with the Administrator.

14.6.	Independence of Plan. Except as otherwise expressly provided herein, the Plan shall be independent of, and in addition to, any other benefit agreement or plan of the Company or any rights that may exist from time to time thereunder.

14.7.	Responsibility for Legal Effect. None of the Company, the Administrator, the Appeals Committee or any other officer, member, delegate or agent of any of them makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of the Plan. Without limiting the generality of the foregoing, the Company shall not have any liability for the tax liability that a Participant may incur resulting from participation in the Plan or Benefit Payments hereunder.

14.8.	Limitation of Duties. The Company, the Board, the Administrator, the Appeals Committee, and their respective officers, members, employees and agents, shall have no duty or responsibility under the Plan other than the duties and responsibilities expressly assigned to them herein or delegated to them pursuant hereto. None of them shall have any duty or responsibility with respect to the duties or responsibilities assigned or delegated to another of them.

14.9.	Limitation of Sponsor Liability. Any right or authority exercisable by the Company, pursuant to any provision of the Plan, shall be exercised in the Company’s capacity as sponsor of the Plan, or on behalf of the Company in that capacity, and not in a fiduciary capacity, and may be exercised without the approval or consent of any person in a fiduciary capacity. Neither the Company, nor any of its respective officers, members, employees, agents and delegates, shall have any liability to any party for its exercise of any such right or authority.

14.10.	Successors. The terms and conditions of the Plan shall inure to the benefit of and bind the Company and its successors, the Participants, their Beneficiaries and the personal representatives of the Participants and their Beneficiaries.

14.11.	Controlling Law. The Plan shall be construed in accordance with the laws of the State of Ohio to the extent not preempted by laws of the United States.

14.12.	Notice. Any notice or filing required or permitted to be given to the Administrator or the Board under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Libbey Inc.
300 Madison Avenue
Toledo, Ohio 43699-0060
Attn:   Administrator, Libbey Inc.
            Libbey Inc. 2009 Director Deferred Compensation Plan
14.13.	Headings and Titles. The headings and titles of Articles and Sections used in the Plan are for convenience of reference only and shall not be considered in construing the Plan.

14.14.	General Rules of Construction. The masculine gender shall include the feminine and neuter, and vice versa, as the context shall require. The singular number shall include the plural, and vice versa, as the context shall require. The present tense of a verb shall include the past and future tenses, and vice versa, as the context requires.

14.15.	Severability. If any provision or term of the Plan, or any agreement or instrument required by the Administrator, is determined by a judicial, quasi-judicial or administrative body to be void or not enforceable for any reason, all other provisions or terms of the Plan or the agreement or instrument shall remain in full force and effect and shall be enforceable as if the void or non-enforceable provision or term had never been a part of the Plan, or the agreement or instrument except as to the extent the Administrator determines the result would have been contrary to the intent of the Company in establishing and maintaining the Plan.

14.16.	Indemnification. The Company shall indemnify, defend, and hold harmless any Director, officer or Board member for all acts taken or omitted in carrying out the responsibilities of the Company, Board, Administrator or Appeals Committee under the terms of the Plan. This indemnification for all such acts taken or omitted is intentionally broad, but shall not provide indemnification for any civil penalty that may be imposed by law, nor shall it provide indemnification for embezzlement or diversion of Plan funds for the benefit of any such individual. The Company shall indemnify any such individual for expenses of defending an action by a Participant, Beneficiary, service provider, government entity or other person, including all legal fees and other costs of the defense. The Company shall also reimburse any such individual for any monetary recovery in a successful action against the individual in any federal or state court or arbitration. In addition, if a claim is settled out of court with the concurrence of the Company, the Company shall indemnify any such individual for any monetary liability under any such settlement, and the expenses thereof. The indemnification will not be provided to any person who is not a present or former Director, officer or Board member of the Company, nor shall it be provided for any claim by the Company against any such individual.
* * * * *
     THEREFORE, Libbey Inc. has caused the Plan to be executed and adopted as of January 1, 2009.

Libbey Inc.

By	/s/ John F. Meier	Date:	November 10, 2008

John F. Meier, Chief Executive Officer

Attest:

By	/s/ Susan Allene Kovach

Susan Allene Kovach, Secretary